Exhibit 10.2

Johan van Walsem

c/o Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

July 12, 2013

Dear Johan:

This is to confirm our proposal for your new position at Metabolix, Inc. (the “Company”).

Your new position will be Chief Operating Officer.  A proposed job description including reporting relationships has been provided to you.  Your new position will begin on or about July 22, 2013, with the specific date to be mutually agreed.

Your salary will be increased, effective as of the date you begin your new role, to $295,000 on an annualized basis.

Upon commencement of your new role, the Company will grant you a stock option under the Metabolix, Inc. 2006 Stock Option and Incentive Plan for the purchase of 100,000 shares of common stock of the Company at an exercise price equal to the Fair Market Value of the Company’s common stock (as defined in the Plan) on the date of such grant, vesting in 16 equal quarterly installments over a period of four years from the date of commencement of your new role.

Except as set forth above, the terms of your current employment agreement, including your target bonus percentage, will remain in effect unchanged.

If this proposal is acceptable, please sign below and return a copy of this letter to me.

Sincerely,

METABOLIX, INC.

		By:	/s/ Richard P. Eno
Richard P. Eno
President & CEO

ACCEPTED AND AGREED:

/s/ Johan van Walsem
Johan van Walsem

Date:	July 12, 2013